Exhibit 16

Office of the Chief Accountant
U.S. Securities and Exchange Commission\
450 5th Street, N.W.
Washington, D.C. 20549

May 2, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated May 2, 2002 of Coldwater Creek Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/    Arthur Andersen LLP

Copies to:
Mr. Dennis Pence, Chairman of the Board of Directors-Coldwater Creek, Inc.